Exhibit 99.2

Report of Independent Registered Public Accounting Firm

The Board of Directors of Magellan GP, LLC

We have audited the accompanying consolidated balance sheet of Magellan GP, LLC as of December 31, 2008. This balance sheet is the responsibility of Magellan GP, LLC’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheet is free of material misstatement. We were not engaged to perform an audit of Magellan GP, LLC’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Magellan GP, LLC’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of Magellan GP, LLC at December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated balance sheet, the balance sheet has been retrospectively revised for the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

February 26, 2009,

except for the impact of the items described in Note 2

in the ninth paragraph under the heading

New Accounting Pronouncements, as to which the date is

May 18, 2009

MAGELLAN GP, LLC

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2008	(Unaudited) March 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$33,242	$15,071
Accounts receivable (less allowance for doubtful accounts of $462 and $370 at December 31, 2008 and March 31, 2009, respectively)	37,517	42,055
Other accounts receivable	11,073	12,866
Affiliate accounts receivable	376	3,472
Inventory	47,734	65,825
Energy commodity derivative contracts	20,200	2,151
Reimbursable costs	8,176	11,767
Other current assets	7,264	10,328

Total current assets	165,582	163,535
Property, plant and equipment	2,891,698	2,935,720
Less: accumulated depreciation	529,410	550,372

Net property, plant and equipment	2,362,288	2,385,348
Equity investments	23,190	22,149
Long-term receivables	7,390	6,698
Goodwill	14,766	14,766
Other intangibles (less accumulated amortization of $8,290 and $8,761 at December 31, 2008 and March 31, 2009, respectively)	5,539	5,068
Debt placement costs (less accumulated amortization of $2,937 and $3,157 at December 31, 2008 and March 31, 2009, respectively)	7,649	7,429
Other noncurrent assets	10,217	8,913

Total assets	$2,596,621	$2,613,906

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	$39,441	$42,872
Affiliate payroll and benefits	18,119	15,408
Accrued interest payable	15,077	21,860
Accrued taxes other than income	20,151	18,448
Environmental liabilities	19,634	17,595
Deferred revenue	21,492	24,248
Accrued product purchases	23,874	40,229
Energy commodity derivatives deposit	18,994	—
Other current liabilities	18,477	20,439

Total current liabilities	195,259	201,099
Long-term debt	1,083,485	1,125,089
Long-term affiliate pension and benefits	31,787	33,872
Other deferred liabilities	8,642	7,407
Environmental liabilities	22,166	21,681
Owners’ equity:
Owners’ equity	69,213	50,786
Accumulated other comprehensive loss	(340)	(341)
Non-controlling owners’ interests in consolidated subsidiaries	1,186,409	1,174,313

Total owners’ equity	1,255,282	1,224,758

Total liabilities and owners’ equity	$2,596,621	$2,613,906

See accompanying notes.

MAGELLAN GP, LLC

NOTES TO CONSOLIDATED BALANCE SHEETS

1.	Organization, Description of Business and Basis of Presentation

Organization

Unless otherwise noted, the terms “we,” “us,” “our” and other similar terms refer to Magellan GP, LLC, a Delaware limited liability company. We were formed in August 2000 to serve as the general partner of Magellan Midstream Partners, L.P. and manage its operations.

Our organizational structure at March 31, 2009 and that of our affiliate entities, as well as how we refer to these entities in our notes to consolidated balance sheets, is provided below:

(1)	MGG GP is MGG’s general partner, but it does not hold an economic interest in MGG; therefore, MGG GP does not receive any distributions from MGG, nor is MGG GP allocated any of MGG’s net income.

Description of Business and Basis of Presentation

At December 31, 2008 and March 31, 2009, we had no operating assets other than through our general partner ownership interest and incentive distribution rights in MMP. We control MMP because the limited partner interests of MMP: (i) do not have the substantive ability to dissolve MMP, (ii) can remove us as MMP’s general partner only with a supermajority vote of the MMP limited partner units and the MMP limited partner units which can be voted in such an election are restricted, and (iii) the MMP limited partners do not possess substantive participating rights in MMP’s operations. Therefore, our consolidated balance sheets include the assets and liabilities of MMP.

MMP owns a petroleum products pipeline system, petroleum products terminals and an ammonia pipeline system. MMP’s reportable segments offer different products and services and are managed separately because each requires different marketing strategies and business knowledge. During 2008, MMP acquired petroleum products terminals in Bettendorf, Iowa and Wrenshall, Minnesota and a petroleum products terminal in Mt. Pleasant, Texas along with a 76-mile petroleum products

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NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

pipeline for $38.3 million, plus related liabilities assumed of $2.6 million. The results of these facilities have been included in MMP’s petroleum products pipeline system segment from their respective acquisition dates. A description of each reportable segment follows:

Petroleum Products Pipeline System. MMP’s petroleum products pipeline system includes approximately 8,700 miles of pipeline and 49 terminals that provide transportation, storage and distribution services. MMP’s petroleum products pipeline system covers a 13-state area extending from Texas through the Midwest to Colorado, North Dakota, Minnesota, Wisconsin and Illinois. The products transported on MMP’s pipeline system are primarily gasoline, distillates, LPGs and aviation fuels. Product originates on the system from direct connections to refineries and interconnects with other interstate pipelines for transportation and ultimate distribution to retail gasoline stations, truck stops, railroads, airports and other end-users. MMP has an ownership interest in Osage Pipe Line Company, LLC (“Osage Pipeline”), which owns the 135-mile Osage pipeline that transports crude oil from Cushing, Oklahoma to El Dorado, Kansas and has connections to National Cooperative Refining Association’s refinery in McPherson, Kansas and the Frontier refinery in El Dorado, Kansas. MMP’s petroleum products blending and fractionation operations are also included in the petroleum products pipeline system segment.

Petroleum Products Terminals. Most of MMP’s petroleum products terminals are strategically located along or near third-party pipelines or petroleum refineries. The petroleum products terminals provide a variety of services such as distribution, storage, blending, inventory management and additive injection to a diverse customer group including governmental customers and end-users in the downstream refining, retail, commercial trading, industrial and petrochemical industries. Products stored in and distributed through the petroleum products terminal network include refined petroleum products, blendstocks, crude oils, heavy oils and feedstocks. The terminal network consists of seven marine terminals and 27 inland terminals. Five of MMP’s marine terminal facilities are located along the Gulf Coast and two marine terminal facilities are located on the East Coast. MMP’s inland terminals are located primarily in the southeastern United States.

Ammonia Pipeline System. The ammonia pipeline system consists of a 1,100-mile ammonia pipeline and six company-owned terminals. Shipments on the pipeline primarily originate from ammonia production plants located in Borger, Texas and Enid and Verdigris, Oklahoma for transport to terminals throughout the Midwest. The ammonia transported through the system is used primarily as nitrogen fertilizer.

In the opinion of management, our accompanying consolidated balance sheet as of March 31, 2009 includes all normal and recurring adjustments necessary to present fairly our financial position as of March 31, 2009. The balance sheet as of December 31, 2008 is derived from audited financial statements. The March 31, 2009 consolidated balance sheet and notes thereto are unaudited.

2.	Summary of Significant Accounting Policies

Basis of Presentation. At December 31, 2008, our general partner ownership interest in MMP was 1.989%. In January 2009 our general partner interest changed and at March 31, 2009 was 1.983%. Our ownership of MMP is derived solely through our general partner ownership interest in MMP.

Our general partner ownership interest in MMP gives us control of MMP as the limited partner interests in MMP: (i) do not have the substantive ability to dissolve MMP, (ii) can remove us as MMP’s general partner only with a supermajority vote of the MMP limited partner units and the MMP limited partner units which can be voted in such an election are restricted, and (iii) do not possess substantive participating rights in MMP’s operations. Therefore, our consolidated balance sheets include the assets and liabilities of MMP. All intercompany transactions have been eliminated.

Use of Estimates. The preparation of our consolidated balance sheets in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities that exist at the date of our consolidated balance sheets. Actual results could differ from those estimates.

Regulatory Reporting. MMP’s petroleum products pipelines are subject to regulation by the Federal Energy Regulatory Commission (“FERC”), which prescribes certain accounting principles and practices for the annual Form 6 report filed with the FERC that differ from those used in these financial statements. Such differences relate primarily to

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NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

capitalization of interest, accounting for gains and losses on disposal of property, plant and equipment and other adjustments. MMP follows U.S. generally accepted accounting principles (“GAAP”) where such differences of accounting principles exist.

Cash Equivalents. Cash and cash equivalents include demand and time deposits and other highly marketable securities with original maturities of three months or less when acquired.

Accounts Receivable and Allowance for Doubtful Accounts. Accounts receivable represent valid claims against non-affiliated customers and are recognized when products are sold or services are rendered. MMP extends credit terms to certain customers based on historical dealings and to other customers after a review of various credit indicators. An allowance for doubtful accounts is established for all or any portion of an account where collections are considered to be at risk and reserves are evaluated no less than quarterly to determine their adequacy. Judgments relative to at-risk accounts include the customers’ current financial condition, the customers’ historical relationship with MMP and current and projected economic conditions. Accounts receivable are written off when the account is deemed uncollectible.

Inventory Valuation. Inventory is comprised primarily of refined petroleum products, natural gas liquids, transmix and additives, which are stated at the lower of average cost or market.

Reimbursable Costs. The reimbursable costs reported as current assets on our consolidated balance sheets were $8.2 million and $11.8 million at December 31, 2008 and March 31, 2009, respectively. These balances primarily represent costs MMP has incurred related to claims it has not yet filed with its insurance carriers but for which it expects to be reimbursed

Property, Plant and Equipment. Property, plant and equipment consist primarily of pipeline, pipeline-related equipment, storage tanks and processing equipment. Property, plant and equipment are stated at cost except for impaired assets. Impaired assets are recorded at fair value on the last impairment evaluation date for which an adjustment was required. At the time of MGG’s acquisition of general and limited partner interests in MMP on June 17, 2003, we recorded MMP’s property, plant and equipment at 54.6% of their fair values and at 46.4% of their historical carrying values reflecting MGG’s ownership percentages in MMP at that time.

Most of MMP’s assets are depreciated individually on a straight-line basis over their useful lives; however, the individual components of certain assets, such as some of MMP’s older tanks, are grouped together into a composite asset and those assets are depreciated using a composite rate. MMP assigns asset lives based on reasonable estimates when an asset is placed into service. Subsequent events could cause MMP to change its estimates, which would impact the future calculation of depreciation expense. The depreciation rates for most of MMP’s pipeline assets are approved and regulated by the FERC. Assets with the same useful lives and similar characteristics are depreciated using the same rate. The range of depreciable lives by asset category is detailed in Note 4—Property, Plant and Equipment.

The carrying value of property, plant and equipment sold or retired and the related accumulated depreciation is removed from our accounts and any associated gains or losses are recorded on our income statement in the period of sale or disposition.

Expenditures to replace existing assets are capitalized and the replaced assets are retired. Expenditures associated with existing assets are capitalized when they improve the productivity or increase the useful life of the asset. Direct project costs such as labor and materials are capitalized as incurred. Indirect project costs, such as overhead, are capitalized based on a percentage of direct labor charged to the respective capital project. Expenditures for maintenance, repairs and minor replacements are charged to operating expense in the period incurred.

Asset Retirement Obligation. MMP records asset retirement obligations under the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 143, Accounting for Asset Retirement Obligations and Financial Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations (as amended). SFAS No. 143 requires the fair value of a liability related to the retirement of long-lived assets be recorded at the time a legal obligation is incurred, if the liability can be reasonably estimated. When the liability is initially recorded, the carrying amount of the related asset is increased by the amount of the liability. Over time, the liability is accreted to its future value, with the accretion recorded to expense. FIN No. 47 clarified that where there is an obligation to perform an asset retirement activity, even though uncertainties exist about the timing or method of settlement, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be determined.

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NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

MMP’s operating assets generally consist of underground refined products and ammonia pipelines and related facilities along rights-of-way and above-ground storage tanks and related facilities. MMP’s rights-of-way agreements typically do not require the dismantling, removal and reclamation of the rights-of-way upon permanent removal of the pipelines and related facilities from service. Additionally, management is unable to predict when, or if, MMP’s pipelines, storage tanks and related facilities would become completely obsolete and require decommissioning. Accordingly, except for a December 31, 2008 liability of $1.5 million associated with anticipated tank liner replacements, MMP has recorded no liability or corresponding asset in conjunction with SFAS No. 143 and FIN No. 47 as both the amounts and future dates of when such costs might be incurred are indeterminable.

Equity Investments. MMP accounts for investments greater than 20% in affiliates which it does not control by the equity method of accounting. Under this method, an investment is recorded at its acquisition cost, plus its equity in undistributed earnings or losses since acquisition, less distributions received and less amortization of excess net investment. Excess net investment is the amount by which MMP’s initial investment exceeded its proportionate share of the book value of the net assets of the investment. MMP amortizes excess net investment over the weighted-average depreciable asset lives of the equity investee as of the date of the equity investment. Equity method investments are evaluated for impairment annually or whenever events or circumstances indicate that there is an other-than-temporary loss in value of the investment. In the event that MMP determines that the loss in value of an investment is other-than-temporary, it would record a charge to earnings to adjust the carrying value to fair value. MMP recorded no equity investment impairments during 2008.

Goodwill and Other Intangible Assets. MMP has adopted SFAS No. 142, Goodwill and Other Intangible Assets. In accordance with this Statement, goodwill, which represents the excess of cost over fair value of assets of businesses acquired, is no longer amortized but is evaluated periodically for impairment. Goodwill was $14.8 million at December 31, 2008 and March 31, 2009. Of our reported goodwill at March 31, 2009, $11.9 million was acquired in transactions involving MMP’s petroleum products terminals segment and $2.9 million was acquired in a transaction involving MMP’s petroleum products pipeline system segment.

The determination of whether goodwill is impaired is based on management’s estimate of the fair value of MMP’s reporting units using a discounted future cash flow (“DFCF”) model as compared to their carrying values. Critical assumptions used in our DFCF model included: (i) time horizon of 20 years, (ii) revenue growth of 1.5% per year and expense growth of 1.5% per year, except G&A costs with an assumed growth of 4.0% per year, (iii) weighted-average cost of capital of 11.5% based on assumed cost of debt of 8.0%, assumed cost of equity of 15.0% and a 50%/50% debt-to-equity ratio, (iv) annual maintenance capital spending growth of 2.5% and (v) 8 times earnings before interest, taxes and depreciation and amortization multiple for terminal value. We selected October 1 as our impairment measurement test date and have determined that our goodwill was not impaired as of October 1, 2008. If impairment were to occur, the amount of the impairment would be charged against earnings in the period in which the impairment occurred. The amount of the impairment would be determined by subtracting the implied fair value of the reporting unit goodwill from the carrying amount of the goodwill.

Judgments and assumptions are inherent in management’s estimates used to determine the fair value of MMP’s operating segments. The use of alternate judgments and assumptions could result in the recognition of different levels of impairment charges on our consolidated balance sheets.

Other intangible assets are amortized over their estimated useful lives of 5 years up to 25 years. The weighted-average asset life of MMP’s other intangible assets at December 31, 2008 was approximately 9 years. The useful lives are adjusted if events or circumstances indicate there has been a change in the remaining useful lives. MMP’s other intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the recoverability of the carrying amount of the intangible asset should be assessed. MMP recognized no impairments for other intangible assets in 2008.

Impairment of Long-Lived Assets. MMP has adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. In accordance with this Statement, MMP evaluates its long-lived assets of identifiable business activities, other than those held for sale, for impairment when events or changes in circumstances indicate, in management’s judgment, that the carrying value of such assets may not be recoverable. The determination of whether impairment has occurred is based on management’s estimate of undiscounted future cash flows attributable to the assets as compared to the carrying value of the assets. The amount of the impairment recognized is calculated as the excess of the carrying amount of the asset over the fair value of the assets, as determined either through reference to similar asset sales or by estimating the fair value using a discounted cash flow approach.

MAGELLAN GP, LLC

NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

Long-lived assets to be disposed of through sales that meet specific criteria are classified as “held for sale” and are recorded at the lower of their carrying value or the estimated fair value less the cost to sell. Until the assets are disposed of, an estimate of the fair value is re-determined when related events or circumstances change. We had no significant assets classified as “held for sale” during 2008 or the three months ended March 31, 2009.

Judgments and assumptions are inherent in management’s estimate of undiscounted future cash flows used to determine recoverability of an asset and the estimate of an asset’s fair value used to calculate the amount of impairment to recognize. The use of alternate judgments and assumptions could result in the recognition of different levels of impairment charges in the financial statements.

Impairments recorded during 2008 were insignificant. The inputs for the valuation models used in determining the fair value of assets impaired during 2008 are Level 3—Significant Unobservable Inputs as described in SFAS No. 157, Fair Value Measurements.

Lease Financings. Direct financing leases are accounted for such that the minimum lease payments plus the unguaranteed residual value accruing to the benefit of the lessor is recorded as the gross investment in the lease. The net investment in the lease is the difference between the total minimum lease payment receivable and the associated unearned income.

Debt Placement Costs. Costs incurred for debt borrowings are capitalized as paid and amortized over the life of the associated debt instrument using the effective interest method. When debt is retired before its scheduled maturity date, any remaining placement costs associated with that debt are written off. When MMP increases the borrowing capacity of its revolving credit facility, the unamortized deferred costs associated with the old revolving credit facility, any fees paid to the creditor and any third-party cost incurred are capitalized and amortized over the term of the new revolving credit facility.

Capitalization of Interest. Interest on borrowed funds is capitalized on projects during construction based on the weighted-average interest rate of MMP’s debt. MMP capitalizes interest on all construction projects requiring three months or longer to complete with total costs exceeding $0.5 million.

Pension and Postretirement Medical and Life Benefit Obligations. MGG GP sponsors three pension plans, which cover substantially all of its employees, a postretirement medical and life benefit plan for selected employees and a defined contribution plan. Our affiliate pension and postretirement benefit liabilities represent the funded status of the present value of benefit obligations of these plans.

MGG GP’s pension, postretirement medical and life benefits costs are developed from actuarial valuations. Actuarial assumptions are established to anticipate future events and are used in calculating the expense and liabilities related to these plans. These factors include assumptions management makes with regard to interest rates, expected investment return on plan assets, rates of increase in health care costs, turnover rates and rates of future compensation increases, among others. In addition, subjective factors such as withdrawal and mortality rates are used to develop actuarial valuations. Management reviews and updates these assumptions on an annual basis. The actuarial assumptions that we use may differ from actual results due to changing market rates or other factors. These differences could result in a significant impact to the amount of pension and postretirement medical and life benefit liabilities we have recorded or may record.

Paid-Time Off Benefits. Affiliate liabilities for paid-time off benefits are recognized for all employees performing services for MMP when earned by those employees. MMP recognized affiliate paid-time off liabilities of $9.8 million and $9.9 million at December 31, 2008 and March 31, 2009, respectively. These amounts represent the remaining vested paid-time off benefits of employees who support MMP. Affiliate liabilities for paid-time off are reflected in the affiliate payroll and benefits balances of the consolidated balance sheets.

Derivative Financial Instruments. MMP accounts for derivative instruments in accordance with SFAS No. 133, Accounting for Financial Instruments and Hedging Activities (as amended), which establishes accounting and reporting standards requiring that derivative instruments be recorded on the balance sheet at fair value as either assets or liabilities.

For those instruments that qualify for hedge accounting, the accounting treatment depends on each instrument’s intended use and how it is designated. Derivative financial instruments qualifying for hedge accounting treatment can generally be divided into two categories: (1) cash flow hedges and (2) fair value hedges. Cash flow hedges are executed to hedge the variability in cash flows related to a forecasted transaction. Fair value hedges are executed to hedge the value of a

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NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

recognized asset or liability. At inception of a hedged transaction, MMP documents the relationship between the hedging instrument and the hedged item, the risk management objectives and the methods used for assessing and testing correlation and hedge effectiveness. MMP also assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives that are used in its hedging transactions are highly effective in offsetting changes in cash flows or fair value of the hedge item. If MMP determines that a derivative, originally designated as a cash flow or fair value hedge, is no longer highly effective, it discontinues hedge accounting prospectively by including changes in the fair value of the derivative in current earnings. The changes in fair value of derivative financial instruments that either do not qualify for hedge accounting or are not designated a hedging instrument are included in current earnings.

As part of MMP’s risk management process, it assesses the creditworthiness of the financial and other institutions with which it executes financial derivatives. MMP uses, or has used, derivative agreements primarily for fair value hedges of its debt, cash flow hedges of forecasted debt transactions and for forward purchases and forward sales of petroleum products. Such financial instruments involve the risk of non-performance by the counterparty, which could result in material losses to MMP.

MMP uses derivatives to help manage product purchases and sales. Derivatives that qualify for and are designated as normal purchases and sales are accounted for using traditional accrual accounting. At December 31, 2008 and March 31, 2009, MMP had commitments under forward purchase contracts for product purchases of approximately 0.2 million barrels and 0.1 million barrels, respectively, that will be accounted for as normal purchases totaling approximately $8.4 million and $3.2 million, respectively, and had commitments under forward sales contracts for product sales of approximately 0.2 million barrels and 0.3 million barrels, respectively, that will be accounted for as normal sales totaling approximately $8.8 million and $18.7 million, respectively.

MMP has entered into New York Mercantile Exchange (“NYMEX”) commodity based futures contracts to hedge against price changes on the petroleum products it expects to sell in the future. These contracts do not qualify as normal sales or for hedge accounting treatment under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (as amended); therefore, MMP recognizes gains or losses from these agreements currently in earnings. At December 31, 2008 and March 31, 2009 the fair value of MMP’s NYMEX agreements, representing 0.6 million barrels and 0.8 million barrels, respectively, of petroleum products, was $20.2 million and $1.8 million, respectively. The balance at December 31, 2008 was recognized as energy commodity derivative contracts on our consolidated balance sheets. Of the $1.8 million gain recognized at March 31, 2009, $2.1 million was recorded as energy commodity derivative contracts and $(0.3) million was recorded as other current liabilities on our consolidated balance sheets.

MMP has used interest rate derivatives to help manage interest rate risk. For derivatives designated as hedging instruments, MMP reports gains, losses and any ineffectiveness from interest rate derivatives in its results of operations. MMP recognizes the effective portion of cash flow hedges, which hedge against changes in interest rates, as adjustments to other comprehensive income. MMP records the non-current portion of unrealized gains or losses associated with fair value hedges on long-term debt as adjustments to long-term debt with the current portion recorded as adjustments to interest expense. MMP reports the change in fair value of interest rate derivatives that are not designated as hedging instruments currently in earnings.

Deferred Transportation Revenue and Costs. Customers on MMP’s petroleum products pipeline are invoiced for transportation services when their product enters MMP’s system. At each period end, MMP records all invoiced amounts associated with products that have not yet been delivered (in-transit products) as a deferred liability. Additionally, at each period end MMP defers the direct costs it has incurred associated with these in-transit products until delivery occurs. These deferred costs are determined using judgments and assumptions that management considers reasonable.

Equity-Based Incentive Compensation Awards. The compensation committee of our board of directors has issued incentive awards of MMP phantom units without distribution equivalent rights representing limited partner interests in MMP to certain employees of MGG GP who support MMP. We have also issued MMP phantom units with distribution equivalent rights to certain of our directors. These awards are accounted for as prescribed in SFAS No. 123(R), Share-Based Payments.

Under SFAS No. 123(R), MMP classifies unit award grants as either equity or liabilities. Fair value for MMP award grants classified as equity is determined on the grant date of the award and this value is recognized as compensation expense ratably over the requisite service period, which is the vesting period of each unit award. Fair value for MMP equity awards is calculated as the closing price of MMP’s common units representing limited partner interests in it on the grant date reduced by the present value of expected per-unit distributions to be paid by MMP during the requisite service period. MMP unit

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NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

award grants classified as liabilities are re-measured at fair value on the close of business at each reporting period end until settlement date. Compensation expense for MMP liability awards for each period is the re-measured value of the award grants times the percentage of the requisite service period completed less previously-recognized compensation expense.

Certain MMP unit award grants include performance and other provisions, which can result in payouts to the recipients from zero up to 200% of the amount of the award. Additionally, certain MMP unit award grants are also subject to personal and other performance components which could increase or decrease the number of units to be paid out by 20%. Judgments and assumptions of the final award payouts are inherent in the accruals recorded for unit-based incentive compensation costs. The use of alternate judgments and assumptions could result in the recognition of different levels of unit-based incentive compensation liabilities in our consolidated balance sheets.

Environmental. Environmental expenditures that relate to current or future revenues are expensed or capitalized based upon the nature of the expenditures. Expenditures that relate to an existing condition caused by past operations that do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental costs are probable and can be reasonably estimated. Environmental liabilities are recorded on an undiscounted basis except for those instances where the amounts and timing of the future payments are fixed or reliably determinable. MMP uses the risk-free interest rate to discount these liabilities. At December 31, 2008, expected payments on discounted liabilities were $0.3 million during each year in 2009, 2010 and 2011 and $0.2 million each year in 2012 and 2013 and $4.4 million for all periods thereafter. A reconciliation of our undiscounted environmental liabilities to amounts reported on our consolidated balance sheets at December 31, 2008 is provided in the table below (in thousands).

December 31, 2008
Aggregate undiscounted environmental liabilities	$47,549
Amount of environmental liabilities discounted	(5,749)

Environmental liabilities as reported	$41,800

Environmental liabilities are recorded independently of any potential claim for recovery. Accruals related to environmental matters are generally determined based on site-specific plans for remediation, taking into account currently available facts, existing technologies and presently enacted laws and regulations. Accruals for environmental matters reflect prior remediation experience and include an estimate for costs such as fees paid to contractors and outside engineering, consulting and law firms. MMP maintains selective insurance coverage, which may cover all or portions of certain environmental expenditures. Receivables are recognized in cases where the realization of reimbursements of remediation costs is considered probable. MMP would sustain losses to the extent of amounts it has recognized as environmental receivables if the counterparties to these transactions become insolvent or are otherwise unable to perform their obligations.

Management has determined that certain costs would have been covered by the indemnifications of MMP by a former affiliate, which have been settled (see Note 12—Commitments and Contingencies). Management makes judgments on what would have been covered by these indemnifications. All costs charged to MMP’s income that would have been covered by these indemnifications are charged directly to MMP’s general partner in determining MMP’s allocation of net income (see Non-Controlling Owners’ Interests of Consolidated Subsidiaries discussion below).

The determination of the accrual amounts recorded for environmental liabilities include significant judgments and assumptions made by management. The use of alternate judgments and assumptions could result in the recognition of different levels of environmental remediation costs in our consolidated balance sheets.

Income Taxes. We and MMP are partnerships for income tax purposes and therefore are not subject to federal income taxes or state income taxes. The tax on our and MMP’s net income is borne by our respective individual partners through the allocation of taxable income. Net income for financial statement purposes may differ significantly from taxable income of unitholders as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under our partnership agreement. The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partner’s tax attributes in us is not available to us.

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NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

Segment Disclosures. Total assets and goodwill for MMP’s operating segments at December 31, 2008 is provided below:

	Petroleum Products Pipeline System	Petroleum Products Terminals	Ammonia System	Total
December 31, 2008
Segment assets	$1,715,336	$778,652	$38,581	$2,532,569
Corporate assets				64,052

Total assets				$2,596,621

Goodwill	$2,864	$11,902	$—	$14,766

Investment in equity method investee	$23,190	$—	$—	$23,190

New Accounting Pronouncements

In December 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets. This FSP expands the disclosure requirements for employer pension plans and other postretirement benefit plans to include factors that are pertinent to an understanding of investment policies and strategies. The additional disclosure requirements include: (i) for annual financial statements, the fair value of each major category of plan assets separately for pension and other postretirement plans, (ii) a narrative description of the basis used to determine the expected long-term rate of return on asset assumption, (iii) information to enable users of financial statements to assess the inputs and valuation techniques used to develop fair value measurements of plan assets at the annual reporting date, (iv) for fair value measurements using unobservable inputs, disclosure of the effect of the measurements on changes in plan assets for the period. This FSP is effective for fiscal years ending after December 15, 2009, with early application permitted. Provisions of this FSP are not required for earlier periods that are presented for comparative purposes. The adoption of this FSP will not have a material impact on our financial position.

In September 2008, the FASB issued Emerging Issues Task Force (“EITF”) No. 08-6 Equity Method Investment Accounting Considerations. This EITF requires entities to measure its equity method investments initially at cost in accordance with SFAS No. 141(R) Business Combinations. Further, the EITF clarified that entities should not separately test an investee’s underlying indefinite-lived intangible asset for impairment; however, they are required to recognize other-than-temporary impairments of an equity method investment in accordance with Accounting Principles Bulletin No. 18, The Equity Method of Accounting for Investments in Common Stock. In addition, entities are required to account for a share issuance by an equity method investee as if the investor had sold a proportionate share of its investment. Any gain or loss to the investor resulting from an investee’s share issuance is to be recognized in earnings. We adopted this EITF on January 1, 2009 and this adoption did not have a material impact on our financial position.

In June 2008, the FASB issued FSP EITF Issue No. 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities. This FSP clarified that unvested share-based payment awards that contain non-forfeitable rights to distributions or distribution equivalents, whether paid or unpaid, are participating securities as defined in SFAS No. 128, Earnings Per Share and are to be included in the computation of earnings per unit pursuant to the two-class method. We adopted this EITF on January 1, 2009 and this adoption did not have a material impact on our financial position.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with GAAP in the United States. The statement will not change our current accounting practices.

MAGELLAN GP, LLC

NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. We adopted this FSP on January 1, 2009 and this adoption did not have a material impact on our financial position.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities established, among other things, the disclosure requirements for derivative instruments and for hedging activities. SFAS No. 161 amends SFAS No. 133, requiring qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. We adopted this standard on January 1, 2009 and its adoption did not have a material effect on our financial position.

In February 2008, the FASB issued FSP No. 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13. FSP No. 157-1 amends SFAS No. 157, Fair Value Measurements, to exclude SFAS No. 13, Accounting for Leases, and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under Statement 13. However, this scope exception does not apply to assets acquired and liabilities assumed in a business combination that are required to be measured at fair value under SFAS No. 141(R), Business Combinations, or SFAS No. 141 (revised 2007), Business Combinations, regardless of whether those assets and liabilities are related to leases. This FSP is effective with the initial adoption of SFAS No. 157, which we adopted on January 1, 2007. The adoption of this FSP did not have a material effect on our financial position.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. This Statement requires, among other things, that entities; (i) recognize, with certain exceptions, 100% of the fair values of assets acquired, liabilities assumed and non-controlling interests in acquisitions of less than a 100% controlling interest when the acquisition constitutes a change in control of the acquired entity; (ii) measure acquirer shares issued in consideration for a business combination at fair value on the acquisition date; (iii) recognize contingent consideration arrangements at their acquisition-date fair values, with subsequent changes in fair value generally reflected in earnings; (iv) recognize, with certain exceptions, pre-acquisition loss and gain contingencies at their acquisition-date fair values; (v) expense, as incurred, acquisition-related transaction costs; and (vi) capitalize acquisition-related restructuring costs only if the criteria in SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (as amended) are met as of the acquisition date. We adopted SFAS No. 141(R) on January 1, 2009 and our initial adoption of this statement did not have a material impact on our financial position.

In December 2007, the FASB issued SFAS No. 160, Non-Controlling Interests in Consolidated Financial Statements. This Statement requires, among other things, that: (i) the non-controlling interest be clearly identified and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity; (ii) the amount of consolidated net income attributable to the parent and to the non-controlling interest be clearly identified and presented on the face of the consolidated statement of income; (iii) all changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently (as equity transactions); (iv) when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary be initially measured at fair value. The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any non-controlling equity investment rather than the carrying amount of that retained investment; and (v) sufficient disclosures be made to clearly identify and distinguish between the interests of the parent and the interests of non-controlling owners. We adopted SFAS No. 160 on January 1, 2009 and have retrospectively applied SFAS No. 160 to our December 31, 2008 consolidated balance sheet. As a result, the non-controlling owners’ interest in MMP is now reported as a component of equity instead of being reported as a liability.

MAGELLAN GP, LLC

NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

3.	Inventory

Inventory at December 31, 2008 and March 31, 2009 is provided in the tables below (in thousands).

	December 31, 2008	March 31, 2009
Refined petroleum products	$20,917	$22,484
Transmix	13,099	21,101
Natural gas liquids	7,534	14,472
Additives	6,184	7,768

Total inventories	$47,734	$65,825

4.	Property, Plant and Equipment

Property, plant and equipment consisted of the following (in thousands):

	December 31, 2008	Estimated Depreciable Lives
Construction work-in-progress	$120,521
Land and rights-of-way	58,847
Carrier property	1,470,123	6 – 59 years
Buildings	20,048	20 – 53 years
Storage tanks	515,606	20 – 40 years
Pipeline and station equipment	228,961	3 – 59 years
Processing equipment	405,431	3 – 56 years
Other	72,161	3 – 48 years

Total	$2,891,698

Carrier property is defined as pipeline assets regulated by the FERC. Other includes interest capitalized of $25.4 million at December 31, 2008.

5.	Concentration of Risks

MMP transports, stores and distributes petroleum products for refiners, marketers, traders and end-users of those products. The major concentration of MMP’s petroleum products pipeline system’s revenues is derived from activities conducted in the central United States. Transportation and storage revenues are generally secured by warehouseman’s liens. MMP periodically evaluates the financial condition and creditworthiness of its customers and requires additional security as it deems necessary.

The employees assigned to conduct MMP’s operations are employees of MGG GP. As of December 31, 2008, MGG GP employed 1,204 employees.

At December 31, 2008, the labor force of 577 employees assigned to MMP’s petroleum products pipeline system was concentrated in the central United States. Approximately 37% of these employees were represented by the United Steel Workers Union (“USW”). MGG GP’s collective bargaining agreement with the USW was ratified by the union members in February 2009. This agreement expires January 31, 2012. The labor force of 296 employees assigned to MMP’s petroleum products terminals operations at December 31, 2008 is primarily concentrated in the southeastern and Gulf Coast regions of the United States. Approximately 10% of these employees were represented by the International Union of Operating Engineers (“IUOE”) and covered by a collective bargaining agreement that expires in October 2010. On July 1, 2008, MMP assumed operations of its ammonia pipeline from a third-party pipeline company. At December 31, 2008, the labor force of 19 employees assigned to MMP’s ammonia pipeline system was concentrated in the central United States and none of these employees were covered by a collective bargaining agreement.

MAGELLAN GP, LLC

NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

6.	Employee Benefit Plans

MGG GP sponsors two union pension plans for certain employees (“USW plan” and “IUOE plan”) and a pension plan for certain non-union employees (“Salaried plan”), a postretirement benefit plan for selected employees and a defined contribution plan. MMP is required to reimburse MGG GP for all costs for its obligations associated with the pension plans, postretirement plan and defined contribution plan for qualifying individuals assigned to MMP’s operations.

In December 2006, we adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. Upon adoption of SFAS No. 158, we recognized the funded status of the present value of the benefit obligation of MGG GP’s pension plans and its postretirement medical and life benefit plan.

The annual measurement date for the aforementioned plans is December 31. The following table presents the changes in affiliate benefit obligations and plan assets for pension benefits and other postretirement benefits for the year ended December 31, 2008 (in thousands):

	Pension Benefits	Other Postretirement Benefits
Change in affiliate benefit obligation:
Affiliate benefit obligation at beginning of year	$42,117	$17,069
Service cost	5,473	435
Interest cost	2,698	1,029
Plan participants’ contributions	—	108
Actuarial (gain) loss	2,709	1,133
Benefits paid	(1,799)	(617)
Pension settlement	—	—

Affiliate benefit obligation at end of year	51,198	19,157

Change in plan assets:
Fair value of plan assets at beginning of year	36,599	—
Employer contributions	9,143	509
Plan participants’ contributions	—	108
Actual return on plan assets	(5,730)	—
Benefits paid	(1,799)	(617)
Pension settlement	—	—

Fair value of plan assets at end of year	38,213	—

Funded status at end of year	$(12,985)	$(19,157)

Accumulated affiliate benefit obligation	$38,447

The amounts included in pension benefits in the previous table combine the union pension plans with the Salaried pension plan. At December 31, 2008, the fair value of the USW plan’s assets exceeded the fair value of the accumulated benefit obligation by $1.8 million and the fair value of the Salaried and IUOE plans’ assets combined were $2.0 million less than the fair value of their accumulated benefit obligation.

MAGELLAN GP, LLC

NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

Amounts recognized in our consolidated balance sheets at December 31, 2008, were as follows (in thousands):

	Pension Benefits	Other Postretirement Benefits
Amounts recognized in consolidated balance sheet:
Current accrued benefit cost	$—	$(355)
Long-term accrued benefit cost	(12,985)	(18,802)

	(12,985)	(19,157)

Accumulated other comprehensive income:
Net actuarial loss	15,970	6,209
Prior service cost (credit)	1,569	(2,977)

Net amount recognized in consolidated balance sheet	$4,554	$(15,925)

The weighted-average rate assumptions used to determine benefit obligations as of December 31, 2008 were as follows:

	Pension Benefits	Other Postretirement Benefits
Discount rate—Salaried plan	6.00%	N/A
Discount rate—USW plan	6.25%	N/A
Discount rate—IUOE plan	5.75%	N/A
Discount rate—Other Postretirement Benefits	N/A	5.75%
Rate of compensation increase – Salaried plan	5.00%	N/A
Rate of compensation increase – USW plan	4.50%	N/A
Rate of compensation increase – IUOE plan	5.00%	N/A

The non-pension postretirement benefit plans provide for retiree contributions and contain other cost-sharing features such as deductibles and coinsurance. The accounting for these plans anticipates future cost sharing that is consistent with management’s expressed intent to increase the retiree contribution rate generally in line with health care cost increases.

The annual assumed rate of increase in the health care cost trend rate for 2009 is 7.5% decreasing systematically to 4.5% by 2018 for pre-65 year-old participants and 9.0% decreasing systematically to 5.3% by 2018 for post-65 year-old participants. The health care cost trend rate assumption has a significant effect on the amounts reported. As of December 31, 2008, a 1.0% change in assumed health care cost trend rates would have the following effect (in thousands):

	1% Increase	1% Decrease
Change in postretirement benefit obligation	$2,827	$2,638

MAGELLAN GP, LLC

NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

The expected long-term rate of return on plan assets was determined by combining a review of projected returns, historical returns of portfolios with assets similar to the current portfolios of the union and non-union pension plans and target weightings of each asset classification. MGG GP’s investment objective for the assets within the pension plans is to earn a return which exceeds the growth of its obligations that result from interest and changes in the discount rate, while avoiding excessive risk. Defined diversification goals are set in order to reduce the risk of wide swings in the market value from year to year, or of incurring large losses that may result from concentrated positions. MGG GP evaluates risks based on the potential impact on the predictability of contribution requirements, probability of under-funding, expected risk-adjusted returns and investment return volatility. Funds are invested with multiple investment managers. MGG GP’s target allocation and actual weighted-average asset allocation percentages at December 31, 2008 were as follows

	Actual (a)	Target
Equity securities	30%	40%
Debt securities	59%	59%
Other	11%	1%

(a)	MMP made cash contributions of $9.1 million to the pension plans in the 2008 fiscal year. Amounts contributed in 2008 in excess of benefit payments made were to be invested in debt and equity securities over a twelve-month period, with the amounts that remained uninvested as of December 31, 2008 scheduled for investment in accordance with the target. Excluding these uninvested cash amounts, MGG GP’s actual allocation percentages at December 31, 2008 would have been 33% equity securities and 67% debt securities. In 2009, these uninvested cash amounts will be invested to bring the total asset allocation in line with the target allocation.

As of December 31, 2008, benefit amounts expected to be paid through December 31, 2018 were as follows (in thousands):

	Pension Benefits	Other Postretirement Benefits
2009	$1,922	$355
2010	2,084	439
2011	2,252	533
2012	2,390	629
2013	2,400	714
2014 through 2018	15,884	4,747

Contributions estimated to be paid in 2009 are $7.2 million and $0.4 million for the pension and other postretirement benefit plans, respectively.

7.	Related Party Transactions

Under a services agreement, MMP reimburses MGG GP for the costs of employees necessary to conduct its operations and administrative functions. Current affiliate payroll and benefits accruals associated with this agreement at December 31, 2008 and March 31, 2009 were $18.1 million and $15.4 million, respectively, and long-term affiliate pension and benefits accrual at December 31, 2008 and March 31, 2009 was $31.8 million and $33.9 million, respectively. MMP settles its payroll, payroll-related expenses and non-pension postretirement benefit costs with MGG GP on a monthly basis. MMP funds its long-term affiliate pension liabilities through payments to MGG GP when MGG GP makes contributions to its pension funds.

One of our former independent board members, John P. DesBarres, served as a board member for American Electric Power Company, Inc. (“AEP”) of Columbus, Ohio until December 2008. Mr. DesBarres passed away on December 29, 2008. For the year ended December 31, 2008, MMP’s operating expenses included $2.8 million of power costs incurred with Public Service Company of Oklahoma (“PSO”), which is a subsidiary of AEP. MMP had no amounts payable to or receivable from PSO or AEP at December 31, 2008.

MAGELLAN GP, LLC

NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

Because MMP’s distributions have exceeded target levels as specified in its partnership agreement, we receive approximately 50%, including our approximate 2% general partner interest, of any incremental cash distributed per MMP limited partner unit. As of March 31, 2009, our executive officers collectively owned a beneficial interest in MGG of less than 1%; therefore, our executive officers also indirectly benefit from these distributions. Assuming MMP has sufficient available cash to continue to pay distributions on all of its outstanding units for four quarters at its current quarterly distribution level of $0.7100 per unit, we would receive distributions of approximately $93.9 million on our combined general partner interest and incentive distribution rights.

In January 2008, MMP issued 197,433 limited partner units primarily to settle the 2005 unit award grants to certain employees, which vested on December 31, 2007. We did not make an equity contribution associated with this equity issuance and as a result our general partner ownership interest in MMP changed from 1.995% to 1.989%.

In January 2009, MMP issued 210,149 limited partner units primarily to settle the 2007 unit award grants to certain employees, which vested on December 31, 2008. We did not make an equity contribution associated with this equity issuance and a result, our general partner ownership in MMP changed from 1.989% to 1.983%. See Note 16—Subsequent Events for further discussion of this matter.

8.	Debt

Consolidated debt at December 31, 2008 and March 31, 2009 was as follows (in thousands):

			Weighted-Average Interest Rate at
	December 31, 2008	March 31, 2009	December 31, 2008 (1)	March 31, 2009 (1)
Revolving credit facility	$70,000	$112,000	4.8%	1.0%
6.45% notes due 2014	249,681	249,693	6.3%	6.3%
5.65% notes due 2016	253,328	253,220	5.7%	5.7%
6.40% notes due 2018	261,555	261,251	5.9%	5.9%
6.40% notes due 2037	248,921	248,925	6.3%	6.3%

Total Debt	$1,083,485	$1,125,089

(1)	Weighted-average interest rate includes the impact of the amortization of discounts and gains and losses realized on various cash flow hedges (see Note 9—Derivative Financial Instruments for detailed information regarding the amortization of these gains and losses).

The face value of MMP’s debt outstanding as of December 31, 2008 and March 31, 2009 was $1,070.0 million and $1,112.0 million, respectively. The difference between the face value and carrying value of MMP’s debt outstanding was amounts recognized for discounts incurred on debt issuances and the unamortized portion of gains recognized on derivative financial instruments which had qualified as fair value hedges of MMP’s long-term debt until the hedges were terminated or hedge accounting treatment was discontinued. At December 31, 2008, maturities of MMP’s debt were as follows: $0 in 2009, 2010 and 2011; $70.0 million in 2012; $0 in 2013; and $1.0 billion thereafter. MMP’s debt is non-recourse to us.

Revolving Credit Facility. The total borrowing capacity under MMP’s revolving credit facility, which matures in September 2012, is $550.0 million. Borrowings under the facility are unsecured and bear interest at LIBOR plus a spread ranging from 0.3% to 0.8% based on MMP’s credit ratings and amounts outstanding under the facility. Additionally, a commitment fee is assessed at a rate from 0.05% to 0.125%, depending on MMP’s credit ratings. Borrowings under this facility are used primarily for general purposes, including capital expenditures. As of March 31, 2009, $112.0 million was outstanding under this facility, and $3.9 million was obligated for letters of credit. Amounts obligated for letters of credit are not reflected as debt on MMP’s consolidated balance sheets.

6.45% Notes due 2014. In May 2004, MMP sold $250.0 million aggregate principal of 6.45% notes due 2014 in an underwritten public offering. The notes were issued for the discounted price of 99.8%, or $249.5 million, and the discount is being accreted over the life of the notes.

MAGELLAN GP, LLC

NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

5.65% Notes due 2016. In October 2004, MMP issued $250.0 million of 5.65% notes due 2016 in an underwritten public offering. The notes were issued for the discounted price of 99.9%, or $249.7 million, and the discount is being accreted over the life of the notes. The outstanding principal amount of the notes was increased by $3.5 million and $3.4 million at December 31, 2008 and March 31, 2009, respectively, for the unamortized portion of a gain realized upon termination of a related interest rate swap (see Note 9—Derivative Financial Instruments).

6.40% Notes due 2018. In July 2008, MMP issued $250.0 million of 6.40% notes due 2018 in an underwritten public offering. The outstanding principal amount of the notes was increased by $11.7 million and $11.3 million at December 31, 2008 and March 31, 2009, respectively, for the unamortized portion of gains realized upon termination or discontinuation of hedge accounting treatment of associated interest rate swaps (see Note 9—Derivative Financial Instruments).

6.40% Notes due 2037. In April 2007, MMP issued $250.0 million of 6.40% notes due 2037 in an underwritten public offering. The notes were issued for the discounted price of 99.6%, or $248.9 million, and the discount is being accreted over the life of the notes.

The revolving credit facility described above requires MMP to maintain a specified ratio of consolidated debt to EBITDA of no greater than 4.75 to 1.00. In addition, the revolving credit facility and the indentures under which MMP’s public notes were issued contain covenants that limit MMP’s ability to, among other things, incur indebtedness secured by certain liens or encumber its assets, engage in certain sale-leaseback transactions, and consolidate, merge or dispose of all or substantially all of its assets. MMP was in compliance with these covenants as of December 31, 2008 and March 31, 2009.

The revolving credit facility and notes described above are senior indebtedness.

9.	Derivative Financial Instruments

Commodity Derivatives

MMP’s petroleum products blending activities generate gasoline products and it can estimate the timing and quantities of sales of these products. MMP uses forward sales agreements to lock in forward sales prices and most of the gross margins realized from its blending activities related to these agreements. MMP accounts for these forward sales agreements as normal sales.

In addition to forward sales agreements, MMP uses NYMEX contracts to lock in forward sales prices. Although these NYMEX agreements represent an economic hedge against price changes on the petroleum products MMP expects to sell in the future, they do not qualify as normal sales or for hedge accounting treatment under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (as amended); therefore, MMP recognizes the change in fair value of these agreements currently in earnings. During 2008, MMP closed its positions on NYMEX contracts associated with the sale of 0.5 million barrels of gasoline, and recognized total gains of $30.7 million as product sales revenues. During the three months ended March 31, 2009, MMP closed its positions on NYMEX contracts associated with the sale of 0.6 million barrels of gasoline and realized total gains of $14.8 million, a majority of which was recorded to earnings in the third and fourth quarters of 2008 through mark-to-market valuations of these contracts. At December 31, 2008, the fair value of MMP’s open NYMEX contracts, representing 0.6 million barrels of petroleum product, was a gain of $20.2 million, which we and MMP recognized as energy commodity derivative contracts on our consolidated balance sheets. At March 31, 2009, the fair value of MMP’s open NYMEX contracts, representing 0.8 million barrels of petroleum products, was a net gain of $1.8 million, of which $2.1 million was recorded as energy commodity derivative contracts and $(0.3) million was recorded as other current liabilities on our consolidated balance sheets. The open NYMEX contracts at December 31, 2008, matured or mature between January 2009 and April 2009 and the open NYMEX contracts at March 31, 2009, matured or mature between April 2009 and December 2009. At December 31, 2008, MMP had received $19.0 million in margin cash from these agreements, which we and MMP recorded as energy commodity derivatives deposit on our consolidated balance sheet. At March 31, 2009, MMP had made deposits of $4.3 million in margin cash for these agreements, which was included in other current assets on our consolidated balance sheet.

MAGELLAN GP, LLC

NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

Interest Rate Derivatives

MMP uses interest rate derivatives to help manage interest rate risk. At both December 31, 2008 and March 31, 2009, MMP had two offsetting interest rate swap agreements outstanding:

•

In July 2008, MMP entered into a $50.0 million interest rate swap agreement (“Derivative A”) to hedge against changes in the fair value of a portion of the $250.0 million of 6.40% notes due 2018. Derivative A effectively converted $50.0 million of those notes from a 6.40% fixed rate to a floating rate of six-month LIBOR plus 1.83%. Derivative A terminates in July 2018. MMP originally accounted for Derivative A as a fair value hedge. On December 8, 2008, in order to capture the economic value of Derivative A at that time, MMP entered into an offsetting derivative, as described below, and discontinued hedge accounting. The $5.4 million fair value of Derivative A at that time was recorded as an adjustment to long-term debt and is being amortized over the remaining life of the 6.40% fixed-rate notes due 2018. The fair value of this agreement as of December 31, 2008 was $7.5 million, of which $0.3 million was recorded to other current assets and $7.2 million was recorded to noncurrent assets on our consolidated balance sheet. The fair value of this agreement as of March 31, 2009 was $6.4 million, of which $0.3 million was recorded to other current assets and $6.1 million was recorded to noncurrent assets on our consolidated balance sheet.

•

In December 2008, concurrent with the discontinuance of hedge accounting treatment of Derivative A, MMP entered into an offsetting $50.0 million interest rate swap agreement with a different financial institution pursuant to which it pays a fixed rate of 6.40% and receives a floating rate of six-month LIBOR plus 3.23%. This agreement terminates in July 2018. MMP entered into this agreement to offset changes in the fair value of Derivative A, excluding changes due to changes in counterparty credit risks. MMP did not designate this agreement as a hedge for accounting purposes. The fair value of this agreement as of December 31, 2008 was $(1.8) million, which was recorded to other deferred liabilities on our consolidated balance sheet. The fair value of this agreement at March 31, 2009 was $(0.9) million, of which $(0.2) million was recorded to other current liabilities and $(0.7) million was recorded to other deferred liabilities on our consolidated balance sheet.

The following financial instruments designated as hedges were settled during 2008:

•

In July 2008, MMP entered into a $50.0 million interest rate swap agreement to hedge against changes in the fair value of a portion of the $250.0 million of 6.40% notes due 2018. MMP accounted for this agreement as a fair value hedge. This agreement effectively converted $50.0 million of MMP’s 6.40% fixed-rate notes to floating-rate debt. In December 2008, MMP terminated and settled this interest rate swap agreement and received $6.3 million, which was recorded as an adjustment to long-term debt and is being amortized over the remaining life of the 6.40% fixed-rate notes.

•

In October 2004, MMP entered into an interest rate swap agreement to hedge against changes in the fair value of a portion of the $250.0 million of senior notes due 2016. MMP accounted for this agreement as a fair value hedge. This agreement effectively converted $100.0 million of its 5.65% fixed-rate senior notes to floating-rate debt. In May 2008, MMP terminated and settled this interest rate swap agreement and received $3.8 million, which was recorded as an adjustment to long-term debt and is being amortized over the remaining life of the notes.

•

In January 2008, MMP entered into a total of $200.0 million of forward-starting interest rate swap agreements to hedge against the variability of future interest payments on debt that it anticipated issuing no later than June 2008. Proceeds of the anticipated debt issuance were expected to be used to refinance borrowings on its revolving credit facility. In April 2008, MMP terminated and settled these interest rate swap agreements and received $0.2 million, which was recorded to other income on our consolidated statement of income.

MAGELLAN GP, LLC

NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

The following is a summary of the current impact of MMP’s historical derivative activity on accumulated other comprehensive loss (“AOCL”) for the year ended December 31, 2008 and three months ended March 31, 2009 (in thousands):

		Effective Portion of Gains
		As of December 31, 2008	Year Ended December 31, 2008	As of March 31, 2009	Three Months Ended March 31, 2009
	Total Gain (Loss) Realized on Settlement of Hedge	Unamortized Amount Recognized in AOCL	Amount Reclassified to Interest Expense from AOCL	Unamortized Amount Recognized in AOCL	Amount Reclassified to Interest Expense from AOCL
Cash flow hedges (date executed):
Interest rate swaps 6.40% Notes (April 2007)	$5,255	$4,957	$(175)	$4,913	$(44)
Interest rate swaps 5.65% Notes (October 2004)	(6,279)	(4,077)	523	(3,946)	131
Interest rate swaps and treasury lock 6.45% Notes (May 2004)	5,119	2,773	(512)	2,645	(128)

Total cash flow hedges		$3,653	$(164)	$3,612	$(41)

There was no ineffectiveness recognized on the financial instruments disclosed in the above tables during the year ended December 31, 2008 and the three months ended March 31, 2009. As of December 31, 2008 and March 31, 2009, the net gain estimated to be reclassified to interest expense over the next twelve months from AOCL was less than $0.1 million.

The following is a summary of the current impact of MMP’s historical derivative activity on long-term debt resulting from the termination of or the discontinuance of hedge accounting treatment of its fair value hedges as of and for the three months ended March 31, 2009 (in thousands):

		Unamortized Amount Recorded in Long-Term Debt
	Total Gain Realized	December 31, 2008	March 31, 2009
Fair value hedges (date executed):
Interest rate swaps 6.40% Notes (July 2008)	$11,652	$11,574	$11,270
Interest rate swap 5.65% Notes (October 2004)	3,830	3,548	3,434

Total fair value hedges		$15,122	$14,704

The following is a summary of the fair value of derivatives accounted for under SFAS No. 133 that were not designated as hedging instruments as of March 31, 2009 (in thousands):

	Asset Derivatives		Liability Derivatives
Derivative Instrument	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate swap agreements, current portion	Other current assets	$333	Other current liabilities	$178
Interest rate swap agreements, noncurrent portion	Other noncurrent assets	6,031	Other deferred liabilities	677
Forward sales commodity contracts	Energy commodity derivative contracts	2,151	Other current liabilities	334

Total		$8,515		$1,189

MAGELLAN GP, LLC

NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

10.	Leases

Leases—Lessee. MMP leases land, office buildings, tanks and terminal equipment at various locations to conduct its business operations. Several of the agreements provide for negotiated renewal options and cancellation penalties, some of which include the requirement to remove MMP’s pipeline from the property for non-performance. Management expects that in the normal course of business, expiring leases will generally be renewed. Leases are evaluated at inception or at any subsequent material modification and, depending on the lease terms, are classified as either capital leases or operating leases, as appropriate under SFAS No. 13, Accounting for Leases. Future minimum annual rentals under non-cancelable operating leases as of December 31, 2008, were as follows (in thousands):

2009	$3,393
2010	3,379
2011	3,167
2012	2,427
2013	1,476
Thereafter	8,121

Total	$21,963

Leases—Lessor. MMP has entered into capacity and storage leases with remaining terms from one to 10 years that are accounted for as operating-type leases. All of the agreements provide for negotiated extensions. Future minimum lease payments receivable under operating-type leasing arrangements as of December 31, 2008, are as follows (in thousands):

2009	$115,465
2010	96,147
2011	77,969
2012	58,667
2013	33,500
Thereafter	58,764

Total	$440,512

In December 2001, MMP purchased an 8.5-mile natural gas liquids pipeline in northeastern Illinois from Aux Sable Liquid Products L.P. (“Aux Sable”) for $8.9 million. MMP then entered into a long-term lease arrangement under which Aux Sable is the sole lessee of these assets. MMP has accounted for this transaction as a direct financing lease. The lease expires in December 2016 and has a purchase option after the first year. Aux Sable has the right to re-acquire the pipeline at the end of the lease for a de minimis amount. Future minimum lease payments receivable under this direct-financing leasing arrangement as of December 31, 2008, were $1.3 million each year in 2009, 2010, 2011, 2012 and 2013 and $3.7 million cumulatively for all periods after 2013. The net investment under direct financing lease arrangements as of December 31, 2008 was as follows (in thousands):

December 31, 2008
Total minimum lease payments receivable	$10,234
Less: Unearned income	3,393

Recorded net investment in direct financing leases	$6,841

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NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

The net investment in this direct financing lease was classified in our consolidated balance sheets as follows (in thousands):

December 31, 2008
Classification of direct financing leases:
Current accounts receivable	$622
Noncurrent accounts receivable	6,219

Total	$6,841

11.	Long-Term Incentive Plan

Plan Description

MMP has a long-term incentive plan (“LTIP”) for certain of MGG GP employees who perform services for MMP and our directors. The LTIP primarily consists of MMP phantom units and permits the grant of awards covering an aggregate of 3.2 million MMP limited partner units. The remaining units available under the LTIP at December 31, 2008 and March 31, 2009 total 1.7 million and 1.3 million, respectively. The compensation committee of our board of directors (the “Compensation Committee”) administers the LTIP and has approved the unit awards discussed below:

Vested Unit Awards

Grant Date	Unit Awards Granted	Forfeitures	Adjustments to Unit Awards for Attaining Above- Target Financial Results	Units Paid Out on Vesting Date	Vesting Date	Value of Unit Awards on Vesting Date (Millions)
February 2004	159,024	14,648	140,794	285,170	12/31/06	$11.0
February 2005	160,640	11,348	149,292	298,584	12/31/07	$12.9
June 2006	1,170	—	1,170	2,340	12/31/07	$0.1
February 2006	168,105	13,730	154,143	308,518	12/31/08	$9.3
Various 2006	9,201	2,640	6,561	13,122	12/31/08	$0.4
March 2007	2,640	—	—	2,640	12/31/08	$0.1

In January 2007, MMP settled the February 2004 award grants by issuing 184,905 limited partner units and distributing those units to the participants. The difference between the limited partner units issued to the participants and the total units accrued for represented the minimum tax withholdings associated with this award settlement. MMP paid associated tax withholdings and employer taxes totaling $4.4 million in January 2007.

In January 2008, MMP settled the cumulative amounts of the February 2005 and June 2006 award grants by issuing 196,856 limited partner units and distributing those units to the participants. The difference between the limited partner units issued to the participants and the total units accrued for represented the minimum tax withholdings associated with this award settlement. MMP paid associated tax withholdings and employer taxes totaling $5.1 million in January 2008.

In January 2009, MMP settled the cumulative amounts of the remaining 2006 and March 2007 award grants by issuing 209,321 limited partner units and distributing those units to the participants. The difference between the limited partner units issued to the participants and the total units accrued for represented the minimum tax withholdings associated with this award settlement. MMP paid associated tax withholdings and employer taxes totaling $4.0 million in January 2009.

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NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

Performance Based Unit Awards

The incentive awards discussed below are subject to forfeiture if employment is terminated for any reason other than retirement, death or disability prior to the vesting date. If an award recipient retires, dies or becomes disabled prior to the end of the vesting period, the recipient’s award grant is prorated based upon the completed months of employment during the vesting period and the award is settled at the end of the vesting period. MMP’s agreement with the LTIP participants requires the LTIP awards described below to be paid out in common limited partner units in MMP. The award grants do not have an early vesting feature except under certain circumstances following a change in our control.

On December 3, 2008, MGG purchased its general partner from MGG MH. When this transaction closed, a change in control occurred as defined in MMP’s LTIP. Even though a change in control has occurred, participants in the LTIP must resign voluntarily for good reason or be terminated involuntarily for other than performance reasons within two years of December 3, 2008 in order to receive enhanced LTIP payouts.

For each of the award grants listed below, the payout calculation for 80% of the unit awards will be based solely on the attainment of a financial metric established by the Compensation Committee. This portion of the award grants has been accounted for as equity. The payout calculation for the remaining 20% of the unit awards will be based on both the attainment of a financial metric and the individual employee’s personal performance as determined by the Compensation Committee. This portion of the award grants was accounted for as liabilities. For example, if a LTIP participant received an award of 100 units and at the end of the vesting period the payout for that award grant was at stretch performance, the recipient would receive a minimum of 160 units for the 80% portion of the payout based solely on the attainment of financial metrics (100 unit award x 80% x 200% payout for stretch financial performance). The remainder of the award would be subject to the financial metrics performance results resulting in an additional 40 unit payout (100 unit award x 20% x 200% payout for stretch financial performance); however, the Compensation Committee, at its discretion, can change the payout of this portion of the award from a payout of zero units up to 80 units. Therefore, the original 100 unit award payout, at stretch financial performance, would range from a minimum of 160 units to a maximum of 240 units.

The table below summarizes the performance based unit awards granted by the Compensation Committee that have not yet vested as of December 31, 2008. There was no impact to MMP’s cash flows associated with these award grants for the periods presented in this report.

Grant Date	Unit Awards Granted	Estimated Forfeitures	Adjustment to Unit Awards in Anticipation of Achieving Above/ (Below) Target Financial Results	Total Unit Award Accrual	Vesting Date	Unrecognized Compensation Expense (Millions) (1)	Intrinsic Value of Unvested Awards at December 31, 2008 (Millions)
January 2007 Awards:
Tranche 1: January 2007	53,230	2,396	50,835	101,669	12/31/09	$1.1	$3.1
Tranche 2: January 2008	53,230	2,396	(39,803)	11,031	12/31/09	0.2	0.3
Tranche 3: (2)	—	—	—	—	12/31/09	—	—
January 2008	184,340	8,295	(123,231)	52,814	12/31/10	1.1	1.6
Various 2008	5,492	248	(3,672)	1,572	12/31/10	*	*

Total	296,292	13,335	(115,871)	167,086		$2.4	$5.0

(1)	Unrecognized compensation expense will be recognized over the remaining vesting periods of the awards.
(2)	The grant date for this tranche has not yet been set. Because this table reflects unvested unit awards at December 31, 2008, quantities associated with this tranche have not been included. There were 53,230 unit awards approved under this tranche.
*	Values are less than $0.1 million.

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NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

The table below summarizes the performance based unit awards granted by the Compensation Committee that had not vested as of March 31, 2009. There was no impact to MMP’s cash flows associated with these award grants for the periods presented in this report.

Grant Date	Unit Awards Granted	Estimated Forfeitures	Adjustment to Unit Awards in Anticipation of Achieving Above/ (Below) Target Financial Results	Total Unit Award Accrual	Vesting Date	Unrecognized Compensation Expense (Millions) (1)	Intrinsic Value of Unvested Awards at March 31, 2009 (Millions)
2007 awards:
Tranche 1:	53,230	1,597	51,633	103,266	12/31/09	$0.8	$3.0
Tranche 2:	53,230	1,597	(40,430)	11,203	12/31/09	0.1	0.3
Tranche 3:	53,230	1,597	21,535	73,168	12/31/09	1.7	2.1
2008 awards	189,832	5,695	—	184,137	12/31/10	2.9	5.4
2009 awards	275,194	8,257	—	266,937	12/31/11	4.9	7.8

Total	624,716	18,743	32,738	638,711		$10.4	$18.6

The unit awards approved during 2007 are broken into three equal tranches, with each tranche vesting on December 31, 2009. MMP began accruing for Tranche 1 in the first quarter of 2007, Tranche 2 in the first quarter of 2008 and Tranche 3 in the first quarter of 2009, when the Compensation Committee established the financial metric associated with each respective tranche. The unit awards allocated to each tranche are expensed over their respective vesting periods. As of March 31, 2009, the accruals for the payout of Tranches 1, 2 and 3 was 200%, 22% and 142%, respectively.

At its February 2009 meeting, the Compensation Committee adjusted the 2008 awards to reflect the downturn in the economic environment in which MMP now operates. The Compensation Committee felt that the modifications were necessary to ensure that the motivational and retention features of the awards remain potent in the current economic environment and maintain the link necessary to encourage MMP’s key employees to maximize MMP’s long-term financial results. At December 31, 2008, the accrual for the payout of the 2008 awards was 30%. As a result of the adjustment made by the Compensation Committee to the 2008 performance metric, the accrual for the payout of the adjusted 2008 unit awards at March 31, 2009 was 100%.

Retention Awards

The table below reflects the retention awards at December 31, 2008. These awards are subject to forfeiture if employment is terminated or the employee resigns from their current position for any reason prior to the applicable vesting date. The award grants do not have an early vesting feature. The award grants listed below were accounted for as equity.

Grant Date	Unit Awards Granted	Estimated Forfeitures	Total Unit Award Accrual	Vesting Date	Unrecognized Compensation Expense (Millions) (1)	Intrinsic Value of Unvested Awards at December 31, 2008 (Millions)
Various 2008	9,248	286	8,962	12/31/10	$0.2	$0.3
Various 2008	40,315	1,814	38,501	12/31/11	0.8	1.2

	49,563	2,100	47,463		$1.0	$1.5

(1)	Unrecognized compensation expense will be recognized over the remaining vesting periods of the awards.

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NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

The table below reflects the retention awards at March 31, 2009:

Grant Date	Unit Awards Granted	Estimated Forfeitures	Total Unit Award Accrual	Vesting Date	Unrecognized Compensation Expense (Millions) (1)	Intrinsic Value of Unvested Awards at March 31, 2009 (Millions)
Various	14,248	428	13,820	12/31/10	$0.3	$0.4
Various	41,688	1,876	39,812	12/31/11	0.7	1.2

	55,936	2,304	53,632		$1.0	$1.6

Fair Value of Unit Awards

The following table provides the fair value of the LTIP awards as of December 31, 2008:

	2006 Awards	2007 Awards	2008 Awards
Weighted-average per unit grant date fair value of equity awards (a)	$25.24	$33.05	$28.61
December 31, 2008 per unit fair value of liability awards (b)	$30.21	$27.30	$24.27

(a)	Approximately 80% of the unit awards are accounted for as equity (see Plan Description above). Fair value is calculated as MMP’s unit price on the grant date less the present value of estimated cash distributions during the vesting period.
(b)	Approximately 20% of the unit awards are accounted for as liabilities (see Plan Description above). Fair value is calculated as MMP’s unit price at the end of each accounting period less the present value of estimated cash distributions during the remaining portion of the vesting period.

The following table provides the fair value of the LTIP awards as of March 31, 2009:

	2007 Awards	2008 Awards	2009 Awards	Retention Awards
Weighted-average per unit grant date fair value of equity awards (a)	$32.20	$27.77	$19.60	$24.08
December 31, 2008 per unit fair value of liability awards (b)	$27.24	$24.39	$21.43	N/A

(a)	Except for the retention awards, approximately 80% of the unit awards are accounted for as equity (see Plan Description above). Fair value is calculated as MMP’s unit price on the grant date less the present value of estimated cash distributions during the vesting period.
(b)	Approximately 20% of the unit awards are accounted for as liabilities (see Plan Description above). Fair value is calculated as MMP’s unit price at the end of each accounting period less the present value of estimated cash distributions during the remaining portion of the vesting period.

12.	Commitments and Contingencies

Environmental Liabilities. Liabilities recognized for estimated environmental costs were $41.8 million and $39.3 million at December 31, 2008 and March 31, 2009, respectively. Environmental liabilities have been classified as current or noncurrent based on management’s estimates regarding the timing of actual payments. Management estimates that expenditures associated with these environmental liabilities will be paid over the next ten years.

MMP’s environmental liabilities include, among other items, accruals for the items discussed below:

•

Petroleum Products EPA Issue. In July 2001, the Environmental Protection Agency (“EPA”), pursuant to Section 308 of the Clean Water Act (the “Act”), served an information request to a former affiliate with regard to petroleum discharges from its pipeline operations. That inquiry primarily focused on the petroleum products pipeline system that MMP subsequently acquired. The EPA added to their original demand two subsequent releases that occurred

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NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

from MMP’s petroleum products pipeline system. In September 2008, MMP paid a penalty of $5.3 million and agreed to perform certain operational enhancements under the terms of a settlement agreement reached with the EPA and Department of Justice (“DOJ”). This agreement led to a reduction of MMP’s environmental liability for these matters from $17.4 million to $5.3 million.

•

Ammonia EPA Issue. In February 2007, MMP received notice from the Department of Justice (“DOJ”) that the EPA had requested the DOJ to initiate a lawsuit alleging violations of Sections 301 and 311 of the Clean Air Act (“the Act”) with respect to two releases of anhydrous ammonia from MMP’s ammonia pipeline system that was operated by a third party at the time of the releases. The DOJ stated that the maximum statutory penalty for alleged violations of the Act for both releases combined was approximately $13.2 million. The DOJ also alleged that the third-party operator of MMP’s ammonia pipeline was liable for penalties pursuant to Section 103 of the Comprehensive Environmental Response, Compensation and Liability Act for failure to report the releases on a timely basis, with the statutory maximum for those penalties as high as $4.2 million for which the third-party operator has requested indemnification. In March 2007, MMP also received a demand from the third-party operator for defense and indemnification in regards to a DOJ criminal investigation regarding whether certain actions or omissions of the third-party operator constituted violations of federal criminal statutes. The third-party operator has subsequently settled this criminal investigation with the DOJ by paying a $1.0 million fine. The DOJ stated in its notice to us that it does not expect MMP or the third-party operator to pay the penalties at the statutory maximum; however, it may seek injunctive relief if the parties cannot agree on any necessary corrective actions. MMP has accrued an amount for these matters based on its best estimates that is less than the maximum statutory penalties. MMP is currently in discussions with the EPA, DOJ and the third-party operator regarding these two releases.

Indemnification Settlement. Prior to May 2004, a former affiliate provided indemnifications to MMP for assets MMP had acquired from it. In May 2004, MMP entered into an agreement with our former affiliate under which the former affiliate agreed to pay MMP $117.5 million to release it from these indemnification obligations. MMP has received the entire indemnification settlement amount from its former affiliate. At December 31, 2008, known liabilities that would have been covered by this indemnity agreement were estimated to be $25.5 million. Through December 31, 2008, MMP has spent $59.0 million of the indemnification settlement proceeds for indemnified matters, including $23.1 million of capital costs. MMP has not reserved the cash received from this indemnity settlement and has used it for various other cash needs, including expansion capital spending.

Environmental Receivables. Receivables from insurance carriers related to environmental matters were $4.5 million and $3.9 million at December 31, 2008 and March 31, 2009, respectively.

Unrecognized Product Gains. MMP’s petroleum products terminals operations generate product overages and shortages that result from metering inaccuracies, product evaporation or expansion, product releases and product contamination. Most of the contracts MMP has with its customers state that MMP bears the risk of loss (or gain) from these conditions. When MMP’s petroleum products terminals experience net product shortages, it recognizes expense for those losses in the periods in which they occur. When MMP’s petroleum products terminals experience net product overages, it has product on hand for which it has no cost basis. Therefore, these net overages are not recognized in MMP’s financial statements until the associated barrels are either sold or used to offset product losses. The net unrecognized product overages for MMP’s petroleum products terminals operations had a market value of approximately $2.4 million and $3.3 million as of December 31, 2008 and March 31, 2009, respectively. However, the actual amounts MMP will recognize in future periods will depend on product prices at the time the associated barrels are either sold or used to offset future product losses.

Other. We and MMP are parties to various other claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these claims, legal actions and complaints after consideration of amounts accrued, insurance coverage or other indemnification arrangements, will not have a material adverse effect on our financial position.

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NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

13.	Fair Value Disclosures

Fair Value of Financial Instruments

We used the following methods and assumptions in estimating our fair value disclosure for financial instruments:

Cash and cash equivalents. The carrying amounts reported in the balance sheet approximate fair value due to the short-term maturity or variable rates of these instruments.

Energy commodity derivative contracts. The carrying amount reported in the balance sheet represents fair value (see Note 9—Derivative Financial Instruments).

Long-term receivable. Fair value was determined by discounting estimated future cash flows by the rates inherent in the long-term instruments adjusted for the change in the risk-free rate since inception of the instrument.

Energy commodity derivatives deposit. This liability represents a short-term deposit MMP held associated with its energy commodity derivative contracts. The carrying amount reported in the balance sheet approximates fair value due to the short-term maturity of the underlying contracts.

Debt. The fair value of MMP’s publicly traded notes, excluding the value of interest rate swaps qualifying as fair value hedges, was based on the prices of those notes at December 31, 2008. The carrying amount of borrowings under MMP’s revolving credit facility at December 31, 2008 approximates fair value due to the variable rates of that instrument.

Interest rate swaps. Fair value was determined based on an assumed exchange, at each year end, in an orderly transaction with the financial institution counterparties of the interest rate derivative agreements.

Other deferred liabilities – deposits. This liability represented a long-term deposit MMP held associated with a supply agreement which was assigned to a third party in March 2008. Fair value was determined by discounting the deposit amount at our incremental borrowing rate.

The following table reflects the carrying amounts and fair values of our financial instruments as of December 31, 2008 (in thousands):

	Carrying Amount	Fair Value
Cash and cash equivalents	$33,242	$33,242
Energy commodity derivative contracts	20,200	20,200
Long-term receivables	7,390	5,249
Energy commodity derivatives deposit	18,994	18,994
Debt	1,083,485	934,975
Interest rate swaps:
$50.0 million (July 2008)	7,542	7,542
$50.0 million (December 2008)	(1,770)	(1,770)

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NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

Fair Value Measurements

The following tables summarize the fair value measurements of MMP’s energy commodity derivative contracts and interest rate swap agreements as of December 31, 2008 and March 31, 2009, based on the three levels established by SFAS No. 157, Fair Value Measurements (in thousands):

		Asset Fair Value Measurements as of December 31, 2008 using:
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Energy commodity derivative contracts	$20,200	$20,200	$—	$—
Interest rate swap agreements:
$50.0 million (July 2008)	7,542	—	7,542	—
$50.0 million (July 2008)	(1,770)	—	(1,770)	—

		Asset Fair Value Measurements as of March 31, 2009 using:
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Energy commodity derivative contracts:
Asset derivatives	$2,151	$2,151	—	—
Liability derivatives	(334)	(334)	—	—
Interest rate swap agreements (date executed):
$50.0 million (July 2008)	6,364	—	6,364	—
$50.0 million (December 2008)	(855)	—	(855)	—

14.	Distributions

Distributions paid by MMP, including amounts paid to us during 2008 and 2009 were as follows (in thousands, except per unit amounts):

Date Cash Distribution Paid	Per Unit Cash Distribution Amount	Common Units	General Partner (a)	Total Cash Distribution
02/14/08	$0.65750	$43,884	$19,909	$63,793
05/15/08	0.67250	44,885	20,910	65,795
08/14/08	0.68750	45,886	21,911	67,797
11/14/08	0.70250	46,887	22,912	69,799

Total	$2.72000	$181,542	$85,642	$267,184

02/13/09	$0.71000	$47,537	$23,478	$71,015
05/15/09 (b)	0.71000	47,537	23,478	71,015

Total	$1.42000	$95,074	$46,956	$142,030

(a)	Includes amounts we were paid for our incentive distribution rights.
(b)	Our board of directors declared this cash distribution in April 2009 which was paid on May 15, 2009 to unitholders of record at the close of business on May 5, 2009.

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NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

We paid the same amounts paid to us by MMP to our owner, MGG, on the same dates listed in the above tables.

15.	Owners’ Equity

At December 31, 2008, all of MMP’s 66,743,730 limited partner units outstanding were held by the public and our general partner ownership interest in MMP was 1.983%.

The limited partners holding MMP common units have the following rights, among others:

•	right to receive distributions of MMP’s available cash within 45 days after the end of each quarter;

•	right to elect our board members;

•	right to remove us as MMP’s general partner upon a 66.7% majority vote of outstanding unitholders;

•	right to transfer MMP common unit ownership to substitute limited partners;

•

right to receive an annual report, containing audited financial statements and a report on those financial statements by MMP’s independent public accountants within 120 days after the close of the fiscal year end;

•	right to receive information reasonably required for tax reporting purposes within 90 days after the close of the calendar year;

•	right to vote according to the limited partners’ percentage interest in MMP at any meeting that we may call; and

•	right to inspect MMP’s books and records at the unitholders’ own expense.

For purposes of determining capital balances, MMP allocates net income to its general partner and limited partners based on their contractually-determined cash distributions declared and paid following the close of each quarter with adjustments for amounts directly charged to us for specific costs that we have assumed and for which the limited partners are not responsible. However, for periods in which MMP’s net income exceeds its distributions, the net income allocation is adjusted as if the undistributed net income is allocated an approximate 2% to us and the remainder to the limited partners.

During 2008, cash distributions paid by MMP were made based on the following table:

		Percentage of Distributions Magellan GP LLC
MMP Quarterly Distribution Per Unit	Limited Partners	General Partner Interest	Incentive Distribution Rights
Up to $0.289	98.011%	1.989%	0%
Above $0.289 up to $0.328	85.011%	1.989%	13.000%
Above $0.328 up to $0.394	75.011%	1.989%	23.000%
Above $0.394	50.011%	1.989%	48.000%

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NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

During 2009, cash distributions paid by MMP will be made based on the following table:

		Percentage of Distributions Magellan GP, LLC
MMP Quarterly Distribution Per Unit	Limited Partners	General Partner Interest	Incentive Distribution Rights
Up to $0.289	98.017%	1.983%	0.0%
Above $0.289 up to $0.328	85.017%	1.983%	13.000%
Above $0.328 up to $0.394	75.017%	1.983%	23.000%
Above $0.394	50.017%	1.983%	48.000%

In the event of liquidation, all property and cash in excess of that required to discharge all liabilities will be distributed to the partners in proportion to the positive balances in their respective capital accounts. The limited partners’ liability is generally limited to their investment.

Non-Controlling Owners’ Interests of Consolidated Subsidiaries (“Non-Controlling Interest”)

The non-controlling interest on our balance sheet reflects the outside ownership interest of MMP, which was approximately 98% at December 31, 2008 and March 31, 2009. Each quarter, we calculate income attributable to non-controlling owners’ interest by multiplying the non-controlling owners’ proportionate ownership of limited partner interest in MMP by the limited partners’ allocation of MMP’s net income, less allocations of amounts associated with each period’s amortization of the step-up in basis of the assets and liabilities of MMP. For purposes of calculating non-controlling interest, in periods where distributions exceed net income, MMP’s net income is allocated to its general and limited partners based on their proportionate share of cash distributions for the period, with adjustments made for certain charges which are specifically allocated to MMP’s general partner. However, for periods in which MMP’s net income exceeds its distributions, the net income allocation is adjusted as if the undistributed net income is allocated approximately 2% to the general partner and the remainder to the limited partners.

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NOTES TO CONSOLIDATED BALANCE SHEETS—(Continued)

16.	Subsequent Events

In April 2009, our board of directors declared a quarterly distribution of $0.71 per MMP unit to be paid on May 15, 2009, to MMP unitholders of record at the close of business on May 5, 2009. The total distributions to be paid will be $71.0 million, of which $1.4 million will be paid to us on our approximate 2% general partner interest and $22.1 million on our incentive distribution rights.